EQUITY LIFESTYLE PROPERTIES, INC.
ARTICLES SUPPLEMENTARY

Equity LifeStyle Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: On December 27, 2013, the Corporation filed with the Department Articles Supplementary classifying and designating 179,764 authorized but unissued shares of preferred stock, par value $.01 per share (the “Preferred Stock”), of the Corporation as shares of 6% Series D Cumulative Non-Qualified Preferred Stock, $.01 par value per share (the “Series D Preferred Stock”). On December 30, 2013, the Corporation issued 125 shares of Series D Preferred Stock. On December 31, 2014, the Corporation redeemed all of the issued and outstanding shares of Series D Preferred Stock. Pursuant to Section 5(g) of the Articles Supplementary for the Series D Preferred Stock, upon redemption of all of the issued and outstanding shares of Series D Preferred Stock, such shares have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors of the Corporation. There are currently 179,639 authorized but unissued shares of Series D Preferred Stock available for issuance under the charter of the Corporation (the “Charter”).

SECOND: On December 27, 2013, the Corporation filed with the Department Articles Supplementary, which were subsequently corrected by a Certificate of Correction filed on January 2, 2014, classifying and designating 250 authorized but unissued shares of Preferred Stock of the Corporation as shares of 18.75% Series E Cumulative Non-Voting Preferred Stock, $.01 par value per share (the “Series E Preferred Stock”). On December 30, 2013, the Corporation issued 250 shares of Series E Preferred Stock. On December 31, 2014, the Corporation redeemed all of the issued and outstanding shares of Series E Preferred Stock. Pursuant to Section 5(f) of the Articles Supplementary for the Series E Preferred Stock, upon redemption of all of the issued and outstanding shares of Series E Preferred Stock, such shares have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more classified and designated as part of a particular series by the Board of Directors of the Corporation.

THIRD: Under a power contained in Section 3 of Article V of the Charter, the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, has reclassified 179,639 authorized but unissued shares of Series D Preferred Stock as shares of Preferred Stock without designation as to class or series, and confirmed 125 shares of Series D Preferred Stock and 250 shares of Series E Preferred Stock are now shares of Preferred Stock without designation as to class or series.

FOURTH: A description of the Preferred Stock is contained in Article V of the Charter.

FIFTH: The shares of Series D Preferred Stock and Series E Preferred Stock have been reclassified pursuant to the Articles of Supplementary for such stock and this Articles Supplementary and such classification has been confirmed by the Board of Directors under the authority contained in the Charter.

SIXTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Senior Vice President, Chief Financial Officer & Treasurer and attested to by its Senior Vice President, General Counsel & Secretary on this 4th day of February, 2015.

ATTEST:                    EQUITY LIFESTYLE PROPERTIES, INC.

s/Kenneth A. Kroot                By: s/Paul Seavey (SEAL)
Name: Kenneth A. Kroot                Name: Paul Seavey
Title: Senior Vice President, General         Title: Executive Vice President, Chief Financial
Counsel & Secretary             Officer & Treasurer